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For Immediate Release               Contact   Donald L. Drakeman
---------------------
                                              President and CEO
                                              Medarex, Inc.
                                              908-713-6001

                                              Kimberly Hofman
                                              Middleberg + Associates
                                              212-888-6610 ext.544
                                              Kim@middleberg.com

                                              Sandy Zweifach
                                              Chief Financial Officer
                                              Bay City Capital LLC
                                              415-835-9345

MEDAREX AND BCC ACQUISITION I LLC ANNOUNCE THAT BAY CITY CAPITAL EXTENDS EXPIRATION DATE OF OFFER TO PURCHASE RIGHTS TO RECEIVE MEDAREX STOCK.

ANNANDALE, NJ; JULY 20, 1998 - Medarex, Inc. (NASDAQ: MEDX), a biopharmaceutical company specializing in antibody-based therapeutics, and BCC Acquisition I LLC ("BCC"), a limited liability company formed between The Bay City Capital Fund I, L.P., an affiliate of Bay City Capital LLC , and various affiliates of BCC, announced today that BCC has extended its offer to purchase rights to receive approximately $44.4 million in shares of Medarex common stock.

UNDER THE TERMS OF THE EXTENSION, THE OFFER AND ANY WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 24, 1998, UNLESS FURTHER EXTENDED.

The rights represent the right of the former shareholders of GenPharm International, Inc. to receive the remaining merger consideration payable to them in connection with the acquisition of GenPharm by Medarex.

The offer is contingent upon at least $22.2 million (or 50 percent ) of the rights being tendered for purchase. As of the date hereof, approximately $20.3 million (or 46 percent ) of the rights have been tendered for purchase and not withdrawn.

Medarex also announced that on July 9, 1998, the Federal Trade Commission granted early termination of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Medarex and BCC are now free to conclude the offer at any time, contingent upon the GenPharm shareholders tendering their rights.

Medarex is a biopharmaceutical company developing antibody-based therapeutics. The Company employs several core technologies including Bispecific antibodies, which enhance and direct the body's own immune system to fight disease; the HuMAb-Mouse antibody development system for the creation of high affinity human antibodies; and immunotoxin technology. Medarex has six products in clinical development including MDX-RA for the prevention of secondary cataracts, the anti-cancer Bispecifics MDX-210, MDX-447 and MDX-220, MDX-33 for autoimmune disease and MDX-22 for acute myeloid leukemia.

Bay City Capital LLC is a merchant bank and management advisory firm which invests in life sciences companies. The principals of Bay City Capital include Fred Craves, Ph.D.; John Diekman, Ph.D.; Roger Salquist, former CEOs and current chairmen or directors of several life science companies. Bay City Capital LLC's partners include business interests of the Pritzker family of Chicago.

Certain statements in this press release consist of forward looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the receipt of future payments, the continuation of business partnerships and the development of new business opportunities. Actual results, events or performance may differ materially.